Exhibit 10.2


          Confidential Materials omitted and field separately with the Securities and Exchange Commission. Asterisks denote omissions.


                              AMENDED AND RESTATED
                              --------------------

                       MANUFACTURING AND SUPPLY AGREEMENT
                       ----------------------------------

         THIS AMENDED AND RESTATED MANUFACTURING AND SUPPLY AGREEMENT (this "Agreement") made effective as of January 1, 2004 (the "Effective Date") between Bristol-Myers Squibb Medical Imaging, Inc., a Delaware corporation, having a place of business at 331 Treble Cove Road, North Billerica, MA 01862 (hereinafter "BMS") and Cytogen Corporation, a Delaware corporation, having its principal place of business at 650 College Road East, Suite 3100, Princeton, NJ 08540 (hereinafter "Cytogen").

         WHEREAS, BMS manufactures, supplies and distributes the Product (defined herein) for Cytogen pursuant to the terms and conditions set forth in such agreement under the Manufacturing and Supply Agreement (the "Supply Agreement") entered into by BMS and Cytogen as of the Effective Date; and

         WHEREAS, the parties desire to amend and restate the Supply Agreement as amended and restated herein..

         NOW THEREFORE, IN CONSIDERATION of the rights conferred and the obligations assumed herein, and intending to be legally bound, the parties hereby agree as follows:

1.       DEFINITIONS

         The following terms shall, unless the context otherwise requires, have the following meanings, respectively:

         1.1 "Active Pharmaceutical Ingredient" or "API" means the chemical compound samarium-153 complexed with ethylene diaminetetramethylene-phosphoric acid ("EDTMP").

         1.2 "Additional Batch" shall have the meaning ascribed to  such term in
Section 3.2.

         1.3 "Affiliate" means any corporation or other entity which controls, is controlled by, or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or has the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

         1.4 "Batch" means one manufacturing process run within the validated scale (as defined in the NDA) within BMS' usual range of actual yield.

         1.5 "BMS Intellectual Property" means all patents, trademarks, and other intellectual property rights, including know-how, manufacturing methods, discoveries, inventions, processes, or methodologies, in any form or stage of development (and all related documentation), which are proprietary to BMS.

         1.6 "Change" shall have the meaning ascribed to such term in Section 2.7(a).

         1.7 "Claims" shall have the meaning ascribed to such term in Section 7.1(a).

         1.8  "Components"  means  EDTMP,  all  labeling   material,   packaging
material, starting material and intermediates and excipients required for the manufacture, labeling, and packaging of the Product.

         1.9 "Confidential Information" means a party's technology, data, know-how, or information whether written or oral, technical or non-technical, including financial statements, reports, pricing, trade secrets, secret processes, formulas, customer data (including customer lists) and the like, that relates to the manufacture, packaging, Order processing or distribution of the Product, and that is disclosed to the other party.

         1.10 "cGMP" means current good manufacturing practices as promulgated under United States Federal Food, Drug and Cosmetic Act at 21 CFR (Chapters 210 and 211).

         1.11 "Cost of Manufacture" or "COM" means BMS' cost of manufacture as described in Section 3.1(a).

         1.12 "Cost of Support Services" or "COSS" means BMS' cost of customer support services as described in Section 3.1(a).

         1.13 "Cytogen Included Technology" means all patents, trademarks, and other intellectual property rights and all know-how and other information necessary or useful for the manufacture, development, use or sale of the Product in the Territory to the extent owned, controlled or in-licensed by Cytogen during the term of this Agreement.

         1.14 "Effective Date" shall have the meaning ascribed to such term in the introductory paragraph.

         1.15  "EDTMP"  shall have the meaning  ascribed to such term in Section
1.1.

         1.16 "External Quality Agreement" shall mean the External Quality Agreement which is attached hereto as Schedule 1 and incorporated herein by reference.

         1.17 "FDA" means the United States Food and Drug Administration, or any successor entity thereto.

         1.18 "Forecast" shall have the meaning ascribed to such term in Section 2.5(a).

         1.19 "Inventory" means all inventories of Components and work-in-process produced or held by or on behalf of BMS in connection with the manufacture, packaging and labeling of the Product in accordance with the Specifications and contract requirements, but shall not include the API.

         1.20   "MDPH-RCP"    means    Massachusetts    Department   of   Public
Health-Radiation Control Program, or any successor entity thereto.

         1.21 "NDA" means the approved New Drug Application for Product, as it may be supplemented or amended from time to time, and documents incorporated therein by reference.

         1.22 "NRC" means the United States Nuclear Regulatory Commission, or any successor entity thereto.

         1.23 "Order(s)" shall mean orders placed for Product (i) for the benefit of, or on behalf of, Cytogen's customers, or (ii) by Cytogen for giveaways, clinical use, sales or other uses as Cytogen may deem appropriate. For the sake of clarity, the parties acknowledge and agree that [**].

         1.24 "[**]" shall have the meaning ascribed to such term in Section 3.1(d).

         1.25 "Primary Representative" shall have the meaning ascribed to such term in Section 2.5.

         1.26 "Product" means Cytogen's Quadramet(R) (Samarium -153 lexidronam injection), a formulation containing API manufactured using 3 mL fill in 10 cc vials by BMS according to the Specifications.

         1.27 "Specifications" means the Product, synthesis, formula, processing specifications, packaging specifications, quality control provisions and quality assurance provisions contained within the NDA for Product, EDTMP, API, samarium chloride, all forms of samarium oxide and Components. Specifications shall not be changed by BMS without the prior written approval of Cytogen.

         1.28 "Supply Agreement" shall have the meaning ascribed to such term in the first Recital.

         1.29 "Territory" means the United States, including its territories and possessions, and Canada.

         1.30 "Written Procedure" shall have the meaning ascribed to such term in Section 4.4.

2.       MANUFACTURE AND SUPPLY OF PRODUCTS

         2.1 Manufacture. Subject to the terms and conditions of this Agreement, Cytogen appoints BMS as its manufacturer of the Product, and BMS accepts such appointment. In accordance with the terms of this Agreement and as set forth in
Section 2.5(a), BMS will manufacture on behalf of Cytogen, a minimum of [**] of Product per week.

         2.2 Scheduling. In consultation with Cytogen, and in accordance with Orders submitted for the Product, BMS will determine scheduling of Batch runs and shipment of Product in accordance with Section 2.5(a). In the event that either party determines that it is necessary to modify the scheduling of Batch runs and shipment of Product, the parties will negotiate such modifications in good faith.

         2.3 Packaging. BMS will package Product in the packaging containers and with labels, package inserts and other labeling that are approved by Cytogen. Cytogen shall, at its sole discretion, propose changes to labels and packaging, Product inserts and other labeling for the Product, which changes shall be submitted by Cytogen to all applicable governmental agencies and other third parties responsible for the approval of the Product, if required, except that BMS will submit any such changes to the Commonwealth of Massachusetts. BMS shall not be required to implement such packaging and/or labeling changes until all applicable approvals are obtained. Cytogen will be responsible for any and all costs relating to any and all labeling and packaging changes.

         2.4      Quality Control and Assurance.

                  (a)  BMS   shall  manufacture  and  supply   the   Product  in
accordance with the Specifications and cGMP.

                  (b) BMS shall perform such quality control and quality assurance testing as is required by the Specifications, cGMP, and in accordance with the External Quality Agreement.

                  (c) BMS shall perform the approved stability program, as agreed upon by the parties, for the Product as further set forth in the External Quality Agreement.

                  (d) Stability testing for EDTMP used in the production of the Product shall be performed by a third party, as managed by Cytogen and set forth in the External Quality Agreement.

                  (e) BMS will promptly notify Cytogen in the event any test reveals confirmed out of specifications results, deviations, contamination, lack of sterility, or degradation beyond Specifications in any Batch. Cytogen will file any reports required by the applicable regulations.

         2.5 Primary Representatives. Each party shall appoint a primary representative ("Primary Representative") who will coordinate work carried out hereunder with the other party's representative. The Primary Representatives shall be the day-to-day contacts between the parties hereto and shall receive copies of all written correspondence exchanged between the parties with respect to the designated work. In the event either party identifies an issue relating to the manufacture, quality, delivery, customer service, or the like with respect to Product, the Primary Representatives shall promptly confer to resolve such issue. If a Primary Representative leaves the employ of a party, an equally competent, mutually acceptable, Primary Representative shall be assigned by such party.

                  (a) Forecast; Firm Order. At least thirty (30) days before each quarter during the term of this Agreement, Cytogen shall submit a good faith, estimated rolling forecast of the quantity of Product Cytogen expects to require from Orders for production during the next thirteen (13) weeks and each of the succeeding thirty nine (39) weeks after such thirty (30) day period (each such forecast, a "Forecast"); thereafter, Cytogen shall submit a revised fifty two (52) week forecast 30 days before the beginning of every quarter during the term of this Agreement. Each Forecast shall be non-binding, with the exception of the Forecast for the first thirteen (13) week period reflected in each Order, which shall be considered a firm order. Cytogen's first Forecast shall be provided to BMS as soon as practicable after the Effective Date. Notwithstanding the foregoing, at a minimum, Cytogen hereby firmly orders from BMS [**] during the term of this Agreement. In addition, Cytogen shall provide BMS with eight
(8) weeks advance notice in the event that a weekly Order is reasonably expected to exceed [**].

                  (b) Lack of Orders. In the event BMS determines that, based on a lack of Orders in a particular week, Cytogen will not require manufacture of a Batch, then BMS shall promptly so inform Cytogen. After receiving confirmation from Cytogen, BMS shall use commercially reasonable efforts to minimize variable cost expenditures for such particular week. In such circumstances, Cytogen shall pay BMS as required under Section 3.1.

         2.6      Raw  Materials.  In   accordance   with  the  terms   of  this
Agreement, BMS will be responsible for providing all Components for the Product and all costs associated with such Components for the Product.

         2.7      Change in Specifications.

                  (a) Except as provided below, BMS will not be responsible for any cost increases associated with development, validation, and implementation of any change in the Specifications, Components, API or manufacturing process ("Change"), regardless of the reason for the change. Any and all such cost increases will be borne by Cytogen, and shall be paid to BMS prior to implementation of any Change. Moreover, any increase in cost per Batch associated with implementation of any Change shall be passed directly to Cytogen. The price change shall become effective only with respect to those Orders of Product which are manufactured in accordance with the implemented Change. Notwithstanding the foregoing, Cytogen shall not be responsible for the cost of changes made solely for the convenience of BMS.

                  (b) Notwithstanding any Change implemented in accordance with the terms of Section 2.7(a), Cytogen agrees to purchase Product manufactured by BMS based upon any prior Specifications at the then current price for that

Product. In addition, Cytogen agrees to purchase, at BMS' cost, all Inventory, Components and API, utilized under the prior Specifications and purchased or maintained by BMS in order to fill firm written orders, to the extent that such Inventory, Components and/or API can no longer be utilized under the revised Specifications and cannot be utilized in any other products of BMS and cannot be returned to the supplier. Open purchase orders for Components and/or API no longer required under any revised Specifications which were placed by BMS with suppliers in order to fill firm written orders shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by Cytogen. This Section 2.7(b) shall not be applicable to any change made solely for the convenience of BMS.

         2.8 Shipments. BMS shall ship and deliver the Product [**] BMS'facility located in North Billerica, Massachusetts to such locations as are specified in Orders received by BMS. Cytogen shall either pay the common carrier directly or reimburse BMS for the shipping cost, as evidenced by invoices of common carriers.

         2.9 Invoices. BMS shall promptly notify Cytogen of each shipment of Product hereunder. Cytogen will be responsible for invoicing the customer.

         2.10 Other BMS Obligations. In addition to the manufacture and distribution of the Product, BMS will provide certain additional services relating to customer support and technical support at the rates set forth in
Section 3.1(a). BMS will take Orders directly from Cytogen's customers; ship ordered Product to Cytogen's customers (as provided in Section 2.8); carry out license verification of Cytogen's customers and any common carriers utilized; provide technical support; and provide Cytogen with a written or electronic, (at the option of Cytogen), report, at a frequency to be mutually agreed upon by the parties, detailing names of customers ordering Product and quantities ordered and any other information as Cytogen may reasonably request, in accordance with all applicable laws, rules and regulations. BMS will provide such additional information relating to ordering and shipping of the Product as Cytogen may reasonably request from time to time.

         2.11 Waste. The parties acknowledge and agree that BMS shall not have any responsibility for waste generated after Product is delivered to the common carrier, except as provided in Sections 4.8 and 4.9. Notwithstanding anything to the contrary, Cytogen will be responsible for all costs (including handling third-party and/or governmental entity claims) associated with clean-up and removal of unused Product and/or waste related to Product and/or waste arising from use of Product, other than waste at BMS' manufacturing site, which is the responsibility of BMS.

         2.12 Back-Up  Manufacturer.  In the event that,  for a period of thirty
(30) days, BMS is unable to supply or distribute the quantities of Product ordered, Cytogen shall have the right to arrange for supply and distribution of Product by a third party. At the request of Cytogen, BMS agrees to use its commercially reasonable efforts to assist Cytogen, at BMS' expense, in qualifying a third party selected by Cytogen to supply and distribute the Product during the period that BMS is unable to do so.

         2.13 International Supply. The parties recognize that the Product is presently approved for marketing in the Territory. In addition, Cytogen intends to market the Product in other countries of North America and South America as the marketing approvals that Cytogen is pursuing at its sole cost and expense are obtained in such countries, at which point, the parties shall discuss whether the Territory should be expanded to include such countries. After the marketing approvals for such additional countries of North America and South America are obtained and the Territory has been expanded by mutual agreement of the parties, BMS shall cooperate with Cytogen as is reasonable in the circumstances in respect to packaging and labeling the Product for distribution in countries other than the Territory. BMS and Cytogen will cooperate in providing documentation required by governmental authorities relating to the export of the Product from the United States and the import of the Product into countries other than the United States. Cytogen shall promptly reimburse BMS for any and all incremental costs incurred by BMS under this Section 2.13.

         2.14 License to Cytogen Included Technology. Cytogen grants to BMS a non-exclusive, royalty-free, fully-paid up, sublicenseable (with Cytogen's prior written consent, which shall not be unreasonably withheld or delayed), transferable (solely to BMS permitted assignees as set forth in Section 9.7) license under the Cytogen Included Technology, solely to the extent required to make, use (in accordance with the terms and conditions herein and/or the External Quality Agreement) distribute, have made, sell, or have sold the Product in the Territory to fill Orders. The parties agree and acknowledge, that unless otherwise expressly granted herein, all right, title and interest in and to Cytogen Included Technology, including, but not limited to, any enhancements, modifications, or improvements thereto, shall be the sole and exclusive property of Cytogen and shall vest solely with Cytogen. The parties further agree and acknowledge that all right, title and interest in and to the BMS Intellectual Property, including, but not limited to, any enhancements, modifications, or improvements thereto, shall be the sole and exclusive property of BMS and shall vest solely with BMS.

3.       PRICE, PAYMENT AND COST

         3.1      Invoice; Payment.

                  (a) As consideration for BMS' services, including the manufacture and supply of Product and the provision of customer service and support, as described in Section 2, Cytogen shall pay BMS: (i) $[**] per Batch of Product (as adjusted in accordance with Section 3.1(d), hereinafter referred to as the "COM"); and (ii) $[**] per Order (as adjusted in accordance with
Section 3.1(d), hereinafter referred to as the "COSS"). BMS will invoice Cytogen following the manufacturing and release of each Batch. Such payments shall be due and payable net thirty (30) days post Cytogen's receipt of invoice.

                  (b) In the event that BMS receives no Orders for Product during a particular week, then Cytogen shall pay BMS [**]. As an example, if (i) BMS receives no Orders for a particular week and (ii) BMS is able to avoid purchase of certain raw materials for such week and (iii) BMS does not manufacture a Batch in that week, then Cytogen would pay BMS, as if such Batch were manufactured, as follows: [**].

                  (c) In the event BMS is unable to manufacture Batches, Cytogen shall not be required to pay BMS under Section 3 until such time as BMS resumes manufacture and delivery of Batches. Also, Cytogen shall have no obligation to pay BMS for Batches that do not meet Specifications or quality control and assurance testing requirements as specified in the External Quality Agreement.

                  (d) Each year on January 1st, or as soon as practicable thereafter, the COM and COSS shall be adjusted for that year on an annual basis [**]. For the sake of clarity, the increase [**] for the then-current year shall be determined [**] and shall be calculated as soon as reasonably practicable after January 1st of each year based on the last full twelve (12) calendar months [**].

         3.2 Additional Batches. The manufacture of Batches beyond the amounts set forth in Cytogen's firm orders in Section 2.5(a) (each an "Additional Batch") shall be undertaken only with the agreement of BMS, which agreement shall not be unreasonably withheld. Cytogen shall pay BMS an amount equal to $[**] for each Additional Batch manufactured at Cytogen's request. Upon each anniversary of this Agreement, the price for each Additional Batch shall be increased in accordance with the COM as set forth in Section 3.1(d). BMS will invoice Cytogen following the manufacturing and release of each Additional Batch. Such payments shall be due and payable net thirty (30) days post Cytogen's receipt of invoice.

4.       RECORDS, AUDITS, RECALLS, RETURNS

         4.1 Records and Accounting by BMS. BMS shall keep records of the manufacture, testing and shipping of the Product as required by any applicable laws, including those required by the FDA, the NRC, the MDPH-RCP and the Commonwealth of Massachusetts. Copies of such records and samples shall be shall be retained by BMS for a period of one (1) year following the date of product expiry, or longer if required by law and made available as soon as reasonably practicable to Cytogen after BMS' receipt of Cytogen's written request for access to such records and/or samples.

         4.2 Regulatory Inspections. BMS will inform Cytogen promptly, but in no event later than twenty four (24) hours, of any inspection or audit by any governmental agency, including, but not limited to, the FDA, that is specifically related to the Product. Moreover, BMS will inform Cytogen of the result of any such audit or inspection within twenty four (24) hours of the conclusion of such audit or inspection. BMS will promptly provide Cytogen with copies of any government issued inspection observation reports, including FDA form 483s, and related correspondence, that specifically effect the Product. BMS and Cytogen will cooperate in resolving any concerns with the FDA or other governmental agency in the Territory.

         4.3 Inspections. Cytogen has the right, no more than once in each year, unless otherwise required or imposed by applicable law or regulatory authority (or more frequently if agreed to by the parties hereto such agreement not to be unreasonably withheld), and on reasonable prior notice, to inspect those BMS facilities used in the manufacturing, packaging, storage, testing, shipping or receiving of Product. Such inspections may include, but will not be limited to, cGMP inspections, quality audits, and system audits, including observation of the actual process of manufacture of the Product. Representatives of Cytogen will have access during such inspections to all Product related documents, records, reports, data, procedures, facilities, and all other information required to be maintained by FDA regulations or the requirements of other governmental agencies.

         4.4 Coordination of Safety and Complaint Reporting. The parties agree to comply with all legal obligations imposed in the United States concerning the collection, investigation, and governmental reporting of adverse reactions and complaints relating to the Product, including without limitation with respect to the United States 21 C.F.R. 312.32 and 21 C.F.R. 314.80(a) and any other corresponding law, rule or regulation in any other country in the Territory. The respective departments of the parties responsible for handling adverse reaction monitoring and complaints will jointly develop a written procedure to govern their communications concerning such matters, such that each of the parties will have the ability to comply with its legal obligations and contractual undertakings (the "Written Procedure"). The Written Procedure is attached hereto as Schedule 2 and incorporated herein by reference.

         4.5 Recall Action. As the NDA holder for the Product, Cytogen shall be responsible for conducting Product recalls, and shall notify BMS should there be a need to recall the Product. To the extent necessary, BMS shall use its commercially reasonable efforts to assist Cytogen in conducting any Product recalls. BMS shall promptly notify Cytogen if it receives any notice, including a recall notice, which relates to the Product. The parties will assist each other in their respective investigations to determine the cause and extent of the problem. All FDA contacts and coordination of any recall activities will be handled by Cytogen. Notwithstanding anything to the contrary, in the event BMS recommends initiating a recall, but Cytogen does not agree to commence such recall, then BMS shall bear absolutely no liability whatsoever with respect to any Batch of Product that was the subject of BMS' recall recommendation.

         4.6 Recall Expenses. If a recall, withdrawal or field correction is required because of Product that did not conform to the Specifications at the time of shipment from BMS, then [**] for such recall, withdrawal or field correction. [**] occasioned by such recall, withdrawal or field correction. [**] responsible for the manufacture and distribution of replacement Product. [**] any and all costs associated with a recall, withdrawal or field correction for any other reason, including [**].

         4.7 Records. BMS will maintain complete and accurate records for such periods as may be required by applicable law or regulation, but not less than one (1) year of all Product supplied under this Agreement.

         4.8 Product Returns. BMS will have the responsibility for handling customer returns of the Product in accordance with a procedure to be agreed with Cytogen. Cytogen shall, at its sole, cost, expense and discretion, be responsible for processing customer credit for returns or arranging for replacement Product to be produced and shipped by BMS pursuant to Section 2.9. In the event that a Product must be returned for such Product's failure to conform to the Specifications, BMS shall replace such Product and reship the Product to Cytogen's customer (or such other recipient as Cytogen may designate) at BMS' sole cost and expense.

         4.9 Testing and Certificate of Analysis. BMS shall provide a certificate of analysis ("Certificate of Analysis") to Cytogen or its designated agent with each Batch of Product made hereunder. Such Certificate of Analysis shall certify with respect to each Batch of Product (identified by Batch/lot or control number): (i) the quantity of the Batch, and (ii) that the Product delivered was manufactured in accordance with the Specifications and the External Quality Agreement and documented according to requirements of applicable laws, rules and regulations.

         4.10 Waste. In its performance of this Agreement, BMS shall comply with all laws and regulations applicable to the generation, storage, shipment and disposal of waste generated in the manufacture of Product while the Product is still on BMS premises, thereafter such responsibility shall be assumed exclusively by Cytogen.

5.       TERM, RENEWAL AND TERMINATION

         5.1 Term. Unless terminated early in accordance with Section 5.1, 5.2, or 5.3, this Agreement will be in effect and will continue for a period of five
(5) years unless terminated by BMS or Cytogen on twenty four (24) months prior written notice. Thereafter, this Agreement will automatically renew for five (5) successive one (1) year periods unless terminated by BMS or Cytogen on twenty four (24) months written notice, or terminated in accordance with Section 5.2 or
5.3. If either party terminates this Agreement with twenty four (24) months notice, this Agreement shall remain in effect for those twenty four (24) months and then shall terminate. The parties acknowledge and agree that during the renewal periods of the Agreement, the COM and COSS shall continue to be adjusted [**] as set forth in Section 3.1(d). This agreement may be terminated at any time with the mutual written agreement of the parties.

         5.2 Breach. Either Cytogen or BMS may terminate this Agreement at any time on written notice to the other party, if such party breaches a material term of this Agreement and if breaching party fails to remedy the breach within sixty (60) days of receiving written notice of the breach.

         5.3 Insolvency. BMS or Cytogen may terminate this Agreement immediately in its entirety if Cytogen (in the case of termination by BMS) or BMS (in the case of termination by Cytogen) files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

         5.4 Survival. The rights and obligations contained in Sections 4, 5.4, 6, 7, 8 and 9 (which include warranties, indemnification and confidentiality) will survive termination of this Agreement, as will any rights to payment or other rights or obligations have accrued under this Agreement prior to termination. Termination will not affect a party's liability by reason of any act, default, or occurrence to termination.

         5.5 Repurchase at Termination. If this Agreement is terminated, Cytogen shall purchase, at BMS' out-of-pocket cost, the Inventory, the Components and the API applicable to the Product which were purchased, produced or maintained by BMS in contemplation of filing firm written orders, prior to notice of termination being given. In addition to the foregoing, Cytogen shall reimburse

BMS for any non-cancelable expenses incurred by BMS in connection with the services rendered by BMS hereunder.

         5.6 Consequences of Termination. Upon the expiration or any earlier termination of this Agreement, no later than thirty (30) days after the date of expiration or termination of this Agreement, each party shall return to the other party all copies and embodiments, whether physical or electronic, of such other party's Confidential Information in such party's possession and control; provided, however, that each party shall be entitled to retain one archival copy of such Confidential Information solely for purposes of monitoring such party's compliance with its obligation under Section 8.

6.       REPRESENTATIONS AND WARRANTIES

         6.1 Authority. Each party represents and warrants that it has the full right and authority to enter into this Agreement, that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder, and that entering into this Agreement will not violate or breach any other agreement or arrangement with any third party. Each party further warrants that it shall perform hereunder in accordance with all applicable law and regulations. Each Party shall maintain in full force and effect all necessary license, permits and other authorizations required by law to carry out its duties and obligations under this Agreement. BMS and Cytogen each shall keep all records and reports required to be kept by applicable laws. The Parties shall reasonably cooperate with one another with the goal of ensuring full compliance with applicable laws. Each party shall cooperate with the other to provide such letters, documentation, and other information on a timely basis as the other party may reasonably require to fulfill its reporting and other obligations under applicable laws to applicable regulatory authorities.

         6.2 Further Assurances. BMS and Cytogen each hereby agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental entities and other persons; provided, that no party shall be required to (i) pay money (other than as expressly required pursuant to the terms and conditions of this Agreement); or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

         6.3 Manufacturing Warranty. BMS represents and warrants that each Batch supplied pursuant to the terms of this Agreement, will be manufactured, handled, stored, and shipped in accordance with the Specifications. BMS further represents and warrants that each Batch shall have a sufficient shelf life, at the time the Batch is tendered to the common carrier for delivery to Cytogen and/or its customers, such that the Product may be properly administered to a patient.

         6.4 Debarment. BMS covenants that neither its employees nor, to the knowledge of BMS, any agent or other third party performing the services hereunder are (i) under any investigation by any government regulatory authority for a debarment action, or (ii) presently debarred pursuant to local laws or statutes or has a disqualification hearing pending. BMS shall notify Cytogen promptly by telefax upon any inquiry or investigation concerning any such employee, agent or other third party or upon the commencement of any such proceeding against any such employee, agent or other third party.

         6.5 Cytogen Included Technology Representation/Warranty. Cytogen represents and warrants to BMS that Cytogen is (i) an owner of and has right, title and interest in and to the Cytogen Included Technology, (ii) a lawful licensee of the Cytogen Included Technology (with rights to sublicense the Cytogen Included Technology to BMS as set forth herein and that the license by which Cytogen received its rights to the Cytogen Included Technology remains in full force and effect, and Cytogen shall use its commercially reasonable efforts to keep any such license in full force and effect throughout the term of this Agreement without revisions or amendments that will materially adversely effect the rights granted to BMS hereunder, except in cases where BMS has given its consent), (iii) as of the Effective Date the registered intellectual property included within the Cytogen Included Technology is valid, enforceable and in full force and effect, (iv) as of the Effective Date, Cytogen has not transferred or assigned the Cytogen Intellectual Property in a manner which will materially adversely effect the rights granted to BMS hereunder, and (v) as of the Effective Date and to Cytogen's knowledge, no third party has questioned or challenged the scope or validity of the Cytogen Included Technology.

         6.6 Disclaimer. ALL WARRANTIES GRANTED BY BMS AND CYTOGEN HEREUNDER ARE IN LIEU OF AND EXCLUDE ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, ARISING BY OPERATION OF LAW OF OR OTHERWISE INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.       INDEMNITY

         7.1 (a) By Cytogen. Cytogen shall indemnify and hold harmless BMS, its directors, officers, agents, and employees, from and against any and all loss, damage, claim, injury, cost or expense including attorneys' fees and reasonable expenses of litigation ("Claims"), arising out of Claims made by third parties in connection with (i) a material breach of Cytogen's representations and warranties, and/or (ii) any sale, use or disposition of Product by Cytogen, including, without limitation, Claims arising in connection with patent infringement or trademark infringement (arising from a U.S. patent or trademark), product liability theories, or any illness or personal injury, including death or property damage.

                  (b) By BMS. BMS shall indemnify and hold harmless  Cytogen and its directors, officers, agents, and employees, from and against any and all Claims made by third parties relating to a material breach of BMS' representations and warranties, or covenants (as such covenants are set forth in Section 6.4 hereof).

                  (c) Indemnification Procedures. Each indemnified party agrees to give the indemnifying party prompt written notice of any Claim or discovery of fact upon which such indemnified party intends to base a request for indemnification under Section 7.1. Each party shall furnish promptly to the other, copies of all papers and official documents received in respect of any Claim. With respect to any Claim relating solely to the payment of money damages and which will not result in the indemnified party becoming subject to injunctive or other relief or otherwise adversely affecting the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation or indemnify the indemnified party hereunder, the indemnifying party shall have the sole right and obligation to defend, settle or otherwise dispose of such Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money, which payment would be the responsibility of the indemnifying party. The indemnifying shall not be liable for any settlement or other disposition of a Claim by the indemnified party which is reached without the consent of the indemnifying party. Except as provided above, the reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified party in connection with any Claim, shall be reimbursed on a quarterly basis by the indemnifying party, without prejudice to the indemnifying party's right to contest the indemnified party's right to indemnification and subject to refund in the event the indemnifying party is ultimately held not to be obligated to indemnify the indemnified party.

         7.2 Limitation of Liability. Notwithstanding any other provision of this Agreement, neither party shall in any event be liable to the other party or its affiliates, officers, directors, employees, stockholders, agents or representatives on account of any breach hereof or of any indemnity obligation set forth herein for any indirect, consequential or punitive damages (including, without limitation, lost profits, loss of use, damage to goodwill or loss of business).

         7.3 Shared Liability/Mediation.  Without limiting the foregoing in this
Section 7, in the event that BMS and Cytogen are both involved in a Claim brought by a third party, BMS and Cytogen shall promptly initiate and participate in good-faith discussions regarding the resolution of such Claim, including, but not limited to, participating in a mediation of the issues surrounding the Claim with a view to settling the allocation of responsibility as between BMS and Cytogen. In the event that BMS and Cytogen are unable to mutually agree upon the allocation of responsibility in connection with such third party Claim, BMS and Cytogen each reserve their respective rights to pursue their own defense strategy in connection with such third party Claim.

8.       CONFIDENTIALITY

         8.1 Disclosure to BMS. Promptly after the Effective Date, Cytogen will provide to BMS any and all Confidential Information necessary for BMS to perform hereunder. To the extent that Cytogen and/or DuPont disclosed any Confidential Information to each other, or its predecessors, under the Manufacturing and Supply Agreement dated January 1, 1999, such information shall remain confidential and shall be governed by the confidentiality provisions herein.

         8.2 Restrictions on Disclosure and Use by Both Parties. No party will use the Confidential Information provided by the other party or disclose it to any third party except as necessary to carry out the party's obligations under this Agreement. If either party finds it necessary to disclose such Confidential

Information to a third party, they will not do so without first obtaining written consent of the other party and entering into an agreement with the third party which binds the third party to the same obligations of restricted use and disclosure as are undertaken by the parties in this Agreement. Section 8.2 shall survive termination of this Agreement.

         8.3      Exceptions.

         (a) The obligations of Section 8.2 will not apply to any information which (i) is in the possession of the receiving party at the time of receipt from the disclosing party, as shown by existing records, (ii) is or becomes available to the public through no fault of the receiving party, (iii) is disclosed to the receiving party by a third party entitled to disclose it, or
(iv) is independently developed by the receiving party without reliance on information supplied by the disclosing party, as evidence by the records of the receiving party, (v) is required by law or judicial order to be disclosed, in which case the party required to make the disclosure shall provide as much advance notice as possible to the other party, shall to the extent possible allow the other party to seek a protective order, and shall to the extent possible minimize the information to be disclosed, or (vi) is necessary to comply with receiving party's disclosure and reporting requirements under federal and state securities laws or any other rule or regulation.

         (b) In the event of a disclosure pursuant to subsection(vi) of Section 8.3(a), the party required to make the disclosure of such information by the applicable agency or other disclosee shall: (i) promptly notify the other party and seek confidential treatment for information reasonably requested by the disclosing party; and (ii) provide the other party with a copy of the proposed disclosure within a reasonable amount time to allow reasonable opportunity to comment thereon.

9.       MISCELLANEOUS

         9.1  Compliance   with  Laws.   Each  party,  is  connection  with  its
performance under this Agreement, shall comply with all applicable laws, rules, regulations, orders and guidelines.

         9.2 Permit Licenses. Cytogen shall promptly reimburse BMS for all expenses relating to BMS' obtaining and maintaining licenses and permits specifically required for the manufacture and distribution of Product.

         9.3 Trademarks. Except as provided in Section 2.14, each party hereby acknowledges that no party has, nor shall it acquire, any interest in any of the other party's trademarks or trade names unless otherwise expressly agreed to in writing. The parties agree not to use any trademark or trade name of the other party, except as specifically authorized by the other party.

         9.4 Reports. BMS will supply Cytogen on an annual basis or upon reasonable request, Product data, including release test results, complaint test results, all investigations (in manufacturing, testing, and storage), the Annual Product Review report, and the like, which are reasonably required in order to complete the NDA annual report, which is required to be filed by the NDA holder with the FDA, or any other annual report that is required to be filed with any other government agency.

         9.5 Independent Contractors. The parties shall be deemed to be independent contractors, and this Agreement shall not be construed to create between BMS and Cytogen another relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the parties hereto.

         9.6 No Waiver. A party's failure to require another party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

         9.7 Assignment. Neither party may assign this Agreement or any of its rights or obligations hereunder except with the prior written consent of the other parties, except that either party may assign this Agreement to (i) one of its Affiliates without the consent of the other party, or (ii) a successor of substantially all of the business of such party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other similar transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other party, expressly assume performance of such rights and/or obligations. Any assignment or transfer, or attempted assignment or transfer, by either party in violation of the terms of this Section 9.7 shall be null and void and of no legal effect.

         9.8 Force Majeure. No party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a contingency beyond such party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, wars, terrorism, fires floods or storms. For the purposes of this Section 9.8, failure of a vendor to supply BMS with Components, API or raw materials shall be considered a force majeure event. A party claiming a right to excused performance under this
Section 9.8 shall immediately notify the other party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance and an estimate of the time the inability to perform is anticipated to last.

         9.9 Notices. Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other party by personal delivery or by sending the same by first class mail, postage prepaid to the mailing address set forth below:

If to BMS:

Bristol-Myers Squibb Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, MA 01862
Attn:    Vice President, Manufacturing

With a copy to:

Bristol-Myers Squibb Company
One Squibb Drive
New Brunswick, NJ 08210
Attn:  Senior Counsel, Technical Operations

If to Cytogen:

Cytogen Corporation
600 College Road East - CN 5308
Princeton, New Jersey 08540-5308
Attn:    Chief Executive Officer

With a copy to: Donald L. Novajosky, Esq.

or to such other addresses provided to the other party in accordance with the terms of this Section 9.9. Notices hereunder shall be deemed to have been sufficiently made or given when delivered.

         9.10 Entire Agreement. This Agreement and the External Quality Agreement constitute the full, complete, final and integrated Agreement between the parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the subject matter hereof, including without limitation the Supply Agreement. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In addition to the foregoing, in the event of a conflict or inconsistency between this Agreement and the External Quality Agreement, this Agreement shall prevail and control.

         9.11 Headings. The titles and headings herein are for convenience only and shall not be used to interpret or construe the terms and conditions of this Agreement.

         9.12 Singular Terms. Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural as well.

         9.13 Execution in  Counterparts.  This Agreement may be executed is two
(2) counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties expressly agree that signatures received via facsimile shall be accepted as originals.

         9.14 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without reference to its conflicts of law provisions, and the United States of America. The State of New Jersey and federal courts within Delaware shall be the only courts of competent jurisdiction.

         9.15 Publicity. Each party agrees not to issue any press release or other public statement, or any communication or response to a third party, whether oral or written, disclosing the existence of this Agreement or any information or activity relating to this Agreement without the prior written consent of the other parties, except as may be required by applicable law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the party required to make the disclosure shall follow the procedure specified in Section 8.3(b).

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

         IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Amended and Restated Manufacturing and Supply Agreement as of the Effective Date.



BRISTOL-MYERS SQUIBB MEDICAL IMAGING, INC.

By:      /s/Jeanne Kreiger
         -----------------------------

Name:    Jeanne Krieger

Title:   Vice President, Manufacturing



CYTOGEN CORPORATION

By:      /s/William Goeckeler
         -----------------------------

Name:    William Goeckeler

Title:   Senior Vice President, Operations